Exhibit 99.1

FOR IMMEDIATE RELEASE

INFORMATION HOLDINGS REPORTS RESULTS FOR

FOURTH QUARTER ENDED DECEMBER 31, 2003

Fourth Quarter EPS from Continuing Operations Increases 36% to $0.10

STAMFORD, CT, February 26, 2004  – Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended December 31, 2003.  Earnings per diluted common share (EPS) from continuing operations were $0.10 in the fourth quarter of 2003 compared to $0.07 in the fourth quarter of 2002.  Including discontinued operations, the Company incurred a loss of $0.09 per share in the fourth quarter of 2003, compared to a loss of $0.91 in the fourth quarter of 2002.  Results from continuing operations in the fourth quarter of 2003 include severance charges and other integration costs at Liquent associated with the acquisition of CDC Solutions equal to approximately $0.02 per diluted common share (“CDC integration costs”).

Fourth Quarter Results

Revenues in the fourth quarter of 2003 increased 11.4% to $23.1 million from $20.7 million in the fourth quarter of 2002.  Revenues in the Company’s data segment (MicroPatent, Master Data Center and IDRAC) increased 19.5% to $15.2 million, based on continued strength in the Company’s patent information subscription products, patent and trademark management services and regulatory database subscriptions.  Software segment revenues increased 25.4% to $7.9 million due primarily to revenues generated by CDC Solutions, which was acquired in December 2003.

Gross profit margin for the fourth quarter of 2003 was 69.3%, compared to 71.0% in the comparable prior year period.  The decrease is due primarily to a reduction in gross profits in the Company’s LPS unit, which generated profits from patent licensing activities in the prior year period, partially offset by higher gross margins in the software segment, based on cost reduction initiatives and the integration of the Company’s Liquent and CDC Solutions units.  Income from operations increased $0.1 million to $1.9 million compared to $1.8 million in the fourth quarter of 2002.  Income from operations in the data businesses increased 66% to $3.1 million, compared to $1.9 million in the prior year period, due primarily to improved profitability in the Company’s patent and regulatory information businesses.  Profit improvements reflect the operating leverage associated with increasing revenues in these units.  Income from operations in the Company’s software segment increased to $0.7 million from $0.1 million in the comparable prior year quarter.  The increase is after the CDC integration costs of approximately $0.7 million recorded in the fourth quarter of 2003.  Increased income from operations in this segment reflects the impact of both increased revenue and cost containment initiatives.  These increases were partially offset by increased corporate expenses due to timing and decreased income from operations in the Company’s LPS unit.  During the prior year period, LPS generated income from operations of approximately $1.4 million from patent licensing activities.

The Company evaluates the earnings performance of its segments based primarily on EBITDA (earnings before interest, taxes, depreciation and amortization).  The Company believes that EBITDA is the most useful measure of business unit earnings because it more closely approximates the cash generating ability of each business compared to income from operations.  Income from operations includes charges for depreciation and amortization, the majority of which relate to amortization of intangible assets.  The Company generally does not incur capital expenditures to replace intangible assets within existing operations.  A reconciliation of EBITDA to income from operations is presented after the attached financial statements.

Based on the factors impacting revenue and income from operations discussed above, EBITDA approximated $5.3 million in the fourth quarter of 2003, compared to $4.5 million in the fourth quarter of 2002.  EBITDA in the fourth quarter of 2003 for the data segment approximated $5.6 million, an increase of 42% from the comparable prior year period.  EBITDA in the fourth quarter of 2003 for the software segment approximated $1.4 million, an increase of 85% from the comparable prior year period.  Software EBITDA in the fourth quarter of 2003 is after the CDC integration costs of approximately $0.7 million.  Other EBITDA decreased by approximately $1.5 million to a loss of $1.7 million in the fourth quarter of 2003, due primarily to the income associated with patent licensing in the prior year period.

Fiscal 2003 Full Year Results

Revenues for the year ended December 31, 2003 increased 4.4% to $81.4 million compared to $78.0 million for the year ended December 31, 2002.  Income from operations increased 9.6% to $6.3 million from $5.7 million in 2002.  EBITDA in 2003 increased 4.0% to $17.3 from $16.6 million in 2002.  EPS from continuing operations increased to $0.25 in 2003 from $0.20 in 2002.  Including discontinued operations the Company had EPS of $1.48 in 2003, compared to a loss per share of $0.63 in 2002.

Forward Earnings Guidance

The Company currently estimates EPS from continuing operations of $0.55-$0.65 for the year ending December 31, 2004.

Commenting on the results, Mason Slaine, President & CEO said, “The fourth quarter culminates an important year with respect to positioning IHI for the future.  With the dispositions of CRC Press and Transcender and the acquisition of CDC Solutions, we enter 2004 as a business focused on generating growth in intellectual property and regulatory information and services.  Our fourth quarter results reflect a significant improvement in earnings relative to recent quarters and we enter 2004 with strong earnings momentum.  Our data businesses, which generated $23 million in EBITDA in 2003, are generating strong internal revenue growth while maintaining EBITDA margins of approximately 40%.  Our Liquent software business returned to profitability in the fourth quarter of 2003 and is poised for significant further improvement in 2004.  Important product development initiatives at Liquent will help drive revenue growth, while improved operating efficiencies and the successful integration of CDC and Liquent will drive improved profit margins.  We also continue to maintain a strong and flexible financial position.  We expect to exit the first quarter of 2004 with approximately $150 million in cash and investments and we remain debt free.  We believe our business is well positioned to generate growth and we remain committed to increasing shareholder value.”

Information Holdings will broadcast its fourth quarter earnings conference call via the Internet on Friday, February 27, 2004 at 10:00 a.m. EST.  The broadcast can be accessed through the Company’s web site www.informationholdings.com.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to intellectual property and life science markets.  IHI’s data businesses, which include MicroPatent®, Master Data Center™ and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals.  IHI’s Liquent unit is a leading provider of life science regulatory intelligence and publishing solutions.

The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements are typically statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “will,” “expects,” “anticipates,” or similar expressions.  Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.  These forward-looking statements involve risks and uncertainties that could render them materially different.  More information about factors that could potentially affect IHI’s financial results is included in IHI’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002.  The forward-looking information in this release reflects management’s judgment only on the date of this press release.

(Financial Tables Follow)

For further information, contact:

Vincent A. Chippari

Information Holdings Inc.

203-961-9208

vchippari@informationholdings.com

Information Holdings Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2003	2002	2003	2002

Revenues	$23,073	$20,710	$81,407	$77,952
Cost of sales	7,094	6,006	25,722	23,215
Gross profit	15,979	14,704	55,685	54,737

Operating expenses:
Selling, general and administrative	10,989	10,120	38,223	35,026
Depreciation and amortization	3,119	2,723	11,192	10,831
Impairment of long-lived assets	—	95	—	3,158
Total operating expenses	14,108	12,938	49,415	49,015

Income from operations	1,871	1,766	6,270	5,722

Other income (expense):
Interest income	673	225	2,080	971
Interest expense	—	(79)	(80)	(343)
Early termination of credit agreement	—	—	(575)	—
Other income (expense)	207	(3)	204	5

Income from continuing operations before income taxes	2,751	1,909	7,899	6,355
Provision for income taxes	733	384	2,603	1,936

Income from continuing operations	2,018	1,525	5,296	4,419
(Loss) income from discontinued operations, net of income taxes	(3,829)	(21,064)	25,911	(18,143)

Net (loss) income	$(1,811)	$(19,539)	$31,207	$(13,724)

Net income (loss) per basic and diluted common share:
Continuing operations	$0.10	$0.07	$0.25	$0.20
Discontinued operations	(0.18)	(0.98)	1.23	(0.83)
Net income	$(0.09)	$(0.91)	$1.48	$(0.63)

Information Holdings Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,693	$53,910
Short-term investments	12,271	13,056
Restricted cash	3,000	—
Accounts receivable, net	37,650	28,852
Prepaid expenses and other current assets	5,669	3,674
Income tax receivable	11,899	—
Deferred income taxes	2,001	4,589
Total assets of discontinued operations	—	77,453
Total current assets	112,183	181,534

Investments	83,207	—
Property and equipment, net	4,281	5,132
Identified intangible assets, net	70,248	69,005
Goodwill	100,871	70,299
Other assets	3,880	3,031

Total assets	$374,670	$329,001

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,073	$26,744
Accrued expenses	18,124	10,060
Accrued income taxes	—	2,794
Deferred subscription revenue	25,753	21,067
Total liabilities of discontinued operations	—	18,533
Total current liabilities	75,950	79,198

Deferred income taxes	16,307	—
Other long-term liabilities	—	63
Total liabilities	92,257	79,261

Stockholders’ equity:
Preferred stock	$—	$—
Common stock	219	218
Additional paid in capital	247,964	247,026
Retained earnings	38,304	7,097
Treasury stock	(14,723)	(5,227)
Accumulated other comprehensive income	10,649	626
Total stockholders’ equity	282,413	249,740

Total liabilities and stockholders’ equity	$374,670	$329,001

Information Holdings Inc.

Reconciliation of Income from operations to EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2003	2002	2003	2002

Data Segment
Income from operations	$3,101	$1,870	$13,925	$7,125
Amortization of capitalized software	1	—	12	17
Depreciation	704	691	2,766	2,599
Amortization of intangible assets	1,819	1,409	6,066	5,599
Other expense	(12)	(26)	(39)	(26)
EBITDA	5,613	3,944	22,730	15,314

Software Segment
Income (loss) from operations	718	99	(1,846)	2,180
Amortization of capitalized software	66	21	184	40
Depreciation	256	320	1,137	1,423
Amortization of intangible assets	332	283	1,181	1,131
Other income	8	23	32	34
EBITDA	1,380	746	688	4,808

Other
Loss from operations	(1,948)	(203)	(5,809)	(3,583)
Depreciation	8	20	42	79
Early termination of credit agreement	—	—	(575)	—
Other income (expense)	211	—	211	(3)
EBITDA	(1,729)	(183)	(6,131)	(3,507)

Consolidated
Income from operations	1,871	1,766	6,270	5,722
Amortization of capitalized software	67	21	196	57
Depreciation	968	1,031	3,945	4,101
Amortization of intangible assets	2,151	1,692	7,247	6,730
Early termination of credit agreement	—	—	(575)	—
Other income (expense)	207	(3)	204	5
EBITDA	$5,264	$4,507	$17,287	$16,615